Exhibit 10.28
FIRST AMENDMENT TO
EMPLOYMENT OFFER LETTER
     This First Amendment (this “Amendment”) to the Employment Offer Letter (the “Offer Letter”), dated as of March 10, 2008, between Jones Soda Co., a Washington corporation (“Employer”), and Tom O’Neill (“Employee”) is entered into on December 29, 2008.
     WHEREAS, Employer and Employee wish to document an amendment to the Offer Letter;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree that, effective January 1, 2009, the Offer Letter shall be amended as follows:
     The Section entitled “Severance” is deleted in its entirety and replaced with the following:
Severance:	If the Company terminates your employment without Cause (as defined below) (a) more than ninety (90) days after the beginning of your employment with Jones Soda or (b) at any time after the occurrence of a material change in the current reporting structure, and you are not entitled to severance benefits under the next paragraph, you will receive a lump sum payment equal to six (6) months of your then base salary, payable within two and one-half (2-1/2) months following your termination date.

If the Company terminates your employment without Cause more than twelve (12) months after the beginning of your employment with Jones Soda or if the Company or its successor terminates your employment without Cause in connection with a “Corporate Transaction” (as defined in the Company’s 2002 Stock Option and Restricted Stock Plan), you will receive the following severance benefits:

(i)	A lump sum payment equal to the sum of twelve (12) months of your then current base salary plus your target bonus, payable within two and one-half (2-1/2) months following your termination date;

(ii)	If, as a result of your termination, you and your spouse and dependent children are eligible for, and timely (and properly) elect, to continue your coverage under the Company’s group health plans in accordance with Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company will pay the premium for such coverage for a period of twelve (12) months following your termination date or until you are no longer entitled to COBRA continuation coverage under the Company’s group health plans, whichever period is shorter; and

(iii)	100% of your outstanding stock options and restricted stock grants will vest immediately.
All amounts payable pursuant to this Section shall be reduced for applicable deductions and tax withholding.

No severance or vesting will be provided if you are terminated for Cause. Cause is defined as:
(i)	Conviction of any felony or misdemeanor;

(ii)	Breach of Jones Soda’s Code of Ethics or Insider Trading Policy or Jones Regulation FD policies, as now in effect or as modified in the future; or

(iii)	Attempt to obstruct or failure to cooperate with any investigation authorized by Jones Soda or any governmental or self-regulatory entity.
The severance payments and benefits described above (and all other payments and benefits provided for in this letter) are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to such payments and benefits, the parties intend that this letter (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and the regulations, rulings and other guidance issued thereunder. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, with respect to any payments and benefits under this letter to which

Section 409A applies, all references in this letter to termination of your employment are intended to mean your “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if you are a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), when you separate from service, within the meaning of Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your separation from service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, to your estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after your separation from service or (b) your death.
     IN WITNESS WHEREOF, the parties have executed and entered into this Amendment on the date set forth above.

JONES SODA CO.

/s/ Thomas P. O’Neill	By	/s/ Michael R. O’Brien
Tom O’Neill		Its	CFO

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